                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  Harman International Industries, Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

[HARMAN INTERNATIONAL LOGO]
                                                   HARMAN INTERNATIONAL
                                                 INDUSTRIES, INCORPORATED
                                          1101 Pennsylvania Avenue, N.W., Suite
                                                           1010
                                                  Washington, D.C. 20004

                                                    September 15, 1998

Dear Harman International Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Tuesday, November 10, 1998 at 11:00 a.m. at the Chase Manhattan Bank, 270 Park Avenue, New York, New York. Information about the meeting and the nominees for Director is presented in the Notice of Annual Meeting of Stockholders and the Proxy Statement on the following pages.

     In addition to the formal items of business to be presented at the meeting, I will report on our Company's operations during fiscal 1998. This will be followed by a question and answer period.

     It is important that your shares be represented at the meeting regardless of the number of shares that you hold. To ensure your representation, please sign, date and return the enclosed proxy card promptly.

     We look forward to seeing you on November 10th.

                                            Sincerely,

                                           /s/ Sidney Harman

                                            Sidney Harman
                                            Chairman and Chief Executive Officer

[HARMAN INTERNATIONAL LOGO]

                HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                           ------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              NOVEMBER 10, 1998

                           ------------------------

     The 1998 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the "Company") will be held at Chase Manhattan Bank, 270 Park Avenue, New York, New York on November 10, 1998 at 11:00 a.m. for the following purposes:

        (1) To elect two directors to serve for a three-year term expiring at the 2001 Annual Meeting of Stockholders; and

        (2) To transact such other business as properly may come before the meeting on November 10 or on any date to which the meeting may be adjourned.

     Stockholders of record as of the close of business on September 11, 1998 are entitled to notice of, and to vote at, the meeting.

     If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please include such information on the enclosed proxy card.

                                            By Order of the Board of Directors

                                   /s/ Bernard A. Girod
                                            Bernard A. Girod
                                            Secretary

Washington, D.C.
September 15, 1998

                                   IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE VOTE BY MEANS OF THE ENCLOSED PROXY WHICH YOU ARE REQUESTED TO SIGN, DATE AND RETURN AS SOON AS
               POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                         1101 PENNSYLVANIA AVENUE, N.W.
                                   SUITE 1010
                             WASHINGTON, D.C. 20004

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harman International Industries, Incorporated (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Meeting") and for the purpose of considering and acting upon the matters specified in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders on or about September 15, 1998.

     Holders of record of the Company's common stock (the "Common Stock"), par value $0.01 per share, as of the close of business on September 11, 1998, will be entitled to vote at the Meeting or at any adjournment thereof, and each stockholder of record on such date will be entitled to one vote for each share of Common Stock held. On September 11, 1998, there were 18,644,660 shares of Common Stock outstanding.

     Shares of Common Stock cannot be voted at the Meeting unless the owner is present or represented by proxy. A proxy may be revoked at any time before it is voted by giving written notice of revocation or by the delivery of a new proxy to the Company at the address shown above, or by the stockholder's personal vote at the Meeting.

     All properly executed proxies, unless previously revoked, will be voted at the Meeting or any adjournment thereof in accordance with the directions given. With respect to the election of two Directors to serve until the 2001 Annual Meeting, stockholders of the Company voting by proxy may vote in favor of both nominees, may withhold their vote for both nominees or may withhold their vote as to a specific nominee. If no specific instructions are given with respect to the matters to be acted upon at the Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR the election of the two nominees for Director listed under the caption "Election of Directors."

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. The candidates for election as Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the Meeting. Any action other than a vote for a nominee (including abstentions and broker non-votes) will have the practical effect of voting against the nominee.

                             ELECTION OF DIRECTORS

     Pursuant to the Company's Restated and Amended Certificate of Incorporation, the Board of Directors is divided into three classes. Two classes consist of two Directors and one class consists of three Directors.

     Two Directors are to be elected at the Meeting. Set forth below is information concerning the two nominees for Director, as well as information concerning the Directors whose terms of office will extend beyond the Meeting. The current nominees for Director, if elected, will serve for a three-year term expiring at the 2001 Annual Meeting. The Board of Directors expects that the nominees will be available for election. In the event that a nominee for any reason should become unavailable for election, it is intended that the shares of Common Stock represented by the proxies will be voted for a nominee who would be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

DIRECTORS TO BE ELECTED AT THE MEETING

     Bernard A. Girod, age fifty-six, has been President of the Company since 1994, Chief Operating Officer of the Company since 1993, Secretary of the Company since 1992 and a Director of the Company since 1993. Mr. Girod also served as Chief Financial Officer of the Company from 1986 to 1995 and again from 1996 to 1997.

     Ann McLaughlin, age fifty-six, has been a Director of the Company since 1995. She served as Secretary of Labor of the United States under President Reagan from 1987 until 1989. Ms. McLaughlin is a Director of AMR Corporation, Donna Karan International Inc., Fannie Mae, General Motors Corporation, Host Marriott Corporation, Kellogg Company, Nordstrom, Inc., Sedgwick Group plc, Union Camp Corporation and Vulcan Materials Company. She is currently Chairman of the Aspen Institute and is also a member of the Board of Overseers of the Wharton School of the University of Pennsylvania.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

     Sidney Harman, Ph.D., age eighty, has been Chairman of the Board, Chief Executive Officer and a Director of the Company since the Company's founding in 1980. Dr. Harman served as Deputy Secretary of Commerce of the United States from January 1977 until December 1978. Dr. Harman's term as a Director expires at the 1999 Annual Meeting.

     Gregory P. Stapleton, age fifty-two, has been President of the Company's OEM Group since October 1987 and a Director of the Company since November 1997. Prior to his association with the Company, he was Senior Vice President of General Electric Venture Capital Corporation from 1986 to 1987, and was General Manager, Industrial Products Section, Factory Automation Products Division of General Electric Corporation from 1982 to 1985. Mr. Stapleton's term as a Director expires at the 2000 Annual Meeting.

     Edward H. Meyer, age seventy-one, has been a Director of the Company since July 1990. Mr. Meyer has been the Chairman of the Board, Chief Executive Officer and President of Grey Advertising, Inc., New York, New York since 1972. Mr. Meyer serves as a Director for May Department Stores Company, Bowne & Co., Inc. and Ethan Allen Interiors, Inc. and as a Director/trustee of thirty-one mutual funds advised by Merrill Lynch Asset Management, Inc. Mr. Meyer's term as Director expires at the 2000 Annual Meeting.

     Shirley Mount Hufstedler, age seventy-three, has been a Director of the Company since September 1986. Ms. Hufstedler is and has been for the past sixteen years in private law practice. Since 1995, she has been with the law firm of Morrison & Foerster, LLP in Los Angeles, California and from 1981 to 1995, was with the firm of Hufstedler & Kaus. She served as Secretary of Education of the United States from 1979 to 1981 and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. Ms. Hufstedler is Director Emeritus of US West, Inc. and Hewlett-Packard Company. Ms. Hufstedler's term as a Director expires at the 1999 Annual Meeting.

     Stanley A. Weiss, age seventy-one, has been a Director of the Company since November 1997. From 1991 to 1997, Mr. Weiss served as Chairman of American Premier, Inc., a private mining, refractories, chemicals and mineral processing company. Prior to that he was Chairman and President of American Minerals. Mr. Weiss is also founder and Chairman of Business Executives for National Security (BENS). Mr. Weiss' term as a Director expires at the 2000 Annual Meeting.

            THE BOARD OF DIRECTORS, ITS COMMITTEES AND COMPENSATION

     The Board of Directors of the Company held four meetings during the 1998 fiscal year. The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Option Committee (the "Compensation Committee"). The Company does not have a standing committee on nominations, but rather the full Board nominates candidates for Director. All Directors attended at least seventy-five percent of the meetings of the Board of Directors and the committees on which such Directors served.

     The Executive Committee, which held five meetings during the 1998 fiscal year, presently consists of Dr. Harman, Mr. Girod and Mr. Stapleton. The Executive Committee is empowered to exercise all of the power and authority of the Board of Directors in the management of the business affairs of the Company when the full Board of Directors is not in session, except for those matters that may not be delegated to it under the Company's Restated and Amended Certificate of Incorporation or Bylaws. The Executive Committee has also been delegated certain authority by the Board of Directors with respect to matters relating to the Company's 1992 Incentive Plan (the "1992 Plan") and retirement plans.

     The Audit Committee, which held two meetings during the 1998 fiscal year, presently consists of Mr. Meyer and Ms. McLaughlin. The Audit Committee reviews the results of the annual audit with the Company's independent auditors and the adequacy of the Company's internal accounting controls and practices and recommends to the Board of Directors the independent auditors to be retained by the Company.

     The Compensation Committee, which held two meetings during the 1998 fiscal year, presently consists of Ms. Hufstedler and Mr. Weiss. The Compensation Committee establishes compensation each year for the Chief Executive Officer and the other top executive officers and reviews with the Chief Executive Officer the compensation of the Company's other executive officers. The Compensation Committee has been delegated certain authority by the Board of Directors with respect to matters relating to the Company's Chief Executive Officer Incentive Plan, the 1992 Plan and retirement plans.

     The Company does not pay fees to Directors who also serve as officers of the Company or its subsidiaries. Non-officer Directors receive an annual fee of $20,000 plus $2,500 for each Board meeting attended and $750 for each committee meeting attended that occurred other than on the day of a Board meeting. The Company reimburses all Directors for expenses incurred for attending meetings.

     Under the 1992 Plan, immediately following each annual meeting of stockholders, each incumbent non-officer Director who served during the prior fiscal year and who continues to serve on the Board of Directors receives an option to purchase 2,500 shares of Common Stock and is eligible to receive additional performance-based options if the Company achieves a certain Return on Consolidated Equity (as that term is defined in the 1992 Plan) for the previous fiscal year. If the Company achieves a Return on Consolidated Equity of at least nine percent, but less than thirteen percent, each non-officer Director receives an option to purchase 750 shares of Common Stock. If the Company achieves a Return on Consolidated Equity of thirteen percent or more, each non-officer Director receives an option to purchase 1,500 shares of Common Stock. Pursuant to the terms of the 1992 Plan, in November 1997 following the 1997 Meeting, each non-officer Director received options to purchase 2,500 shares of Common Stock and, because the Company achieved a Return on Consolidated Equity for fiscal 1997 of 12.1%, additional performance-based options to purchase 750 shares of Common Stock. At the Meeting it is anticipated that Ms. Hufstedler, Ms. McLaughlin, Mr. Meyer and Mr. Weiss will each receive options to purchase 2,500 shares of Common Stock and, because the Company achieved a Return on Consolidated Equity for fiscal 1998 of 10.3%, additional performance-based options to purchase 750 shares of Common Stock.

     The 1992 Plan also provides that any person who becomes a non-officer member of the Board of Directors shall be granted an option to purchase 3,000 shares of Common Stock on the date such person first becomes a non-officer Director. Pursuant to this provision, Mr. Weiss, following his election at the 1997 Meeting, received an option to purchase 3,000 shares of Common Stock on the date of the 1997 Meeting.

     The exercise price of any option granted to a non-officer Director under the 1992 Plan is equal to the fair market value of the Common Stock on the date of grant. Each such option vests at a rate of twenty percent per annum and expires ten years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 1, 1998, the beneficial ownership of the Company's Common Stock for the following persons: (a) all stockholders known by the Company to beneficially own more than five percent of the Common Stock, (b) each of the Company's current Directors, (c) the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company and (d) all of the Company's Directors and executive officers as a group. Certain information in the table is based upon information contained in filings made by the beneficial owner with the Securities and Exchange Commission (the "Commission").

                                                           AMOUNT AND NATURE OF
                          NAME                            BENEFICIAL OWNERSHIP(1)   APPROXIMATE PERCENT
                          ----                            -----------------------   -------------------
Lazard Freres & Co. LLC.................................         1,427,125(2)               7.7%
  30 Rockefeller Plaza
  New York, New York 10020
General Electric Company................................         1,203,331(3)               6.5%
  3135 Easton Turnpike
  Fairfield, Connecticut 06431
General Electric Investment Corporation
GE Investment Management Incorporated
Trustees of General Electric Pension Trust
  3003 Summer Street
  Stamford, Connecticut 06904
Clover Capital Management, Inc..........................         1,154,375(4)               6.2%
Michael E. Jones
James G. Gould
Geoffrey H. Rosenberger
Charles W. Ruff
  11 Tobey Village Office Park
  Pittsford, New York 14534
Sidney Harman...........................................         1,293,247(5)               6.7%
  Harman International Industries, Incorporated
  1101 Pennsylvania Avenue, N.W.
  Suite 1010
  Washington, D.C. 20004
Bernard A. Girod........................................            75,373(6)            *
Shirley M. Hufstedler...................................            20,146               *
Ann McLaughlin..........................................             2,105               *
Edward H. Meyer.........................................            15,970               *
Stanley A. Weiss........................................                --               *
Gregory P. Stapleton....................................            51,097(7)            *
Frank Meredith..........................................            11,590               *
Philip Hart.............................................            45,960               *
All Directors and executive officers as a group (14
  persons)..............................................         1,606,540(8)               8.3%

---------------
 *  Less than one percent

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, the beneficial ownership amounts include shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from August 1, 1998 by the following stockholders in the indicated amounts: Dr. Harman (572,250 shares), Mr. Girod (27,500 shares), Ms. Hufstedler (16,681 shares), Ms. McLaughlin (2,000 shares), Mr. Meyer (10,381 shares), Mr. Stapleton (31,400 shares), Mr. Meredith (8,900 shares), Mr. Hart (33,675 shares) and all Directors and executive officers as a group (747,932 shares).

(2) Information reflected in this table and the notes thereto with respect to Lazard Freres & Co. LLC ("Lazard Freres") is derived from the Schedule 13G filed with the Commission by and on behalf of Lazard Freres on February 17, 1998 to report its beneficial ownership of the Company's Common Stock as of December 31, 1997. As of that date, Lazard Freres beneficially owns 1,427,125 shares on behalf of client investment advisory accounts, with respect to which Lazard Freres has sole dispositive power and sole voting power of 1,335,325 of those shares.

(3) Information reflected in this table and the notes thereto with respect to General Electric Company ("GE"), General Electric Investment Corporation ("GEIC"), GE Investment Management Incorporated ("GEIM") and Trustees of General Electric Pension Trust ("GEPT") is derived from the Schedule 13G filed with the Commission by and on behalf of them on February 13, 1998, reporting an aggregate beneficial ownership of 1,203,331 shares of Common Stock as of December 31, 1997. GEIC and GEIM are wholly owned subsidiaries of GE. GEIC acts as investment adviser to GEPT and certain other entities and accounts. GEIM acts as investment adviser to certain entities and accounts. The listed shares of Common Stock represent shares owned by GEPT, GEIC and GEIM, respectively, as follows: 366,988 shares held by GEPT with respect to which GEPT shared voting and dispositive power with GEIC; 821,331 shares held by GEIC on behalf of GEPT and other entities and advisory accounts, with respect to which GEIC had sole voting and dispositive power of 454,343 of those shares and shared voting and dispositive power of 366,988 of those shares and 382,000 shares held by GEIM on behalf of other entities or advisory accounts, with respect to which GEIC had sole voting and dispositive power. GE, GEIC, GEIM and GEPT each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares.

(4) Information reflected in this table and the notes thereto with respect to Clover Capital Management, Inc. ("Clover"), Michael E. Jones, James G. Gould, Geoffrey H. Rosenberger, and Charles W. Ruff is derived from the
     Schedule 13G filed with the Commission by and on behalf of Clover on February 17, 1998 to report its beneficial ownership of the Company's Common Stock as of December 31, 1997. As of that date, the listed shares were held by Clover as investment adviser to the client accounts owning the subject securities. Clover shared the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Gould, Rosenberger and Ruff shared voting and dispositive power with Clover with respect to the listed shares.

(5) Includes: 401,323 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 61,497 shares held in two irrevocable trusts for various family members for which Dr. Harman has sole voting power but shared dispositive power; 100,000 shares held by the Sidney Harman Charitable Remainder Trust for which Dr. Harman acts as co-trustee and for which he has shared dispositive power and shared voting power and 140,731 shares held by family members for which Dr. Harman has sole voting power pursuant to 3-year revocable proxies and for which Dr. Harman disclaims beneficial ownership. As noted in footnote 1, the number of shares beneficially owned by Dr. Harman also includes 572,250 shares that may be acquired pursuant to stock options exercisable within 60 days from August 1, 1998. The 572,250 shares subject to stock options include a long-term performance incentive option to purchase 315,000 shares granted to Dr. Harman on November 9, 1993 (as adjusted to reflect the five percent stock dividend paid by the Company in August 1995). This performance incentive option is subject to cancellation and any shares issued as a result of the exercise of the option are subject to repurchase, if the Company does not meet certain performance criteria for the fiscal years ending June 30, 1995 through June 30, 2001; 225,225 (28.5%) of the shares relating to this option are no longer subject to cancellation because the Company has exceeded the performance criteria for each of the 1995, 1996, 1997 and 1998 fiscal years.

(6) Includes 2,172 shares held by Mr. Girod in the Company's Section 401(k) Retirement Savings Plan (the "401(k) Plan").

(7) Includes 1,707 shares held by Mr. Stapleton in the 401(k) Plan.

(8) Includes 4,061 shares held by all Directors and executive officers as a group in the 401(k) Plan.

                REPORT OF THE COMPENSATION AND OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for implementing the Company's executive compensation program. The Compensation Committee has been delegated this authority by the Board of Directors, and thereby makes determinations regarding the compensation of the Company's executive officers. The Compensation Committee has also been delegated the authority to administer the Company's stock incentive plans with respect to awards to executive officers. The Compensation Committee is comprised entirely of outside, non-employee Directors: Shirley Mount Hufstedler and Stanley A. Weiss. See "The Board of Directors, Its Committees and Compensation."

     The key elements of the Company's executive compensation program consist of
(a) base salaries that are determined based upon concerns of competitive pay and performance; (b) cash bonus awards that are driven solely by performance and (c) ownership of stock options to align the interests of management with those of stockholders. Each of these elements is discussed in more detail below.

ANNUAL CASH COMPENSATION

     SALARY. Decisions with respect to base salaries are typically made at the beginning of each fiscal year and are based upon two factors -- considerations of competitive pay and of pay for performance. The Company conducts its business in a competitive industry and recognizes that it operates in a competitive global marketplace where the best people are in great demand. Because the Company seeks to attract and retain the best people -- people with demonstrated skills and experience -- the Company's competitive pay structure is evaluated and set against market data developed based upon compensation practices by industry competitors, companies of comparable size, high growth companies and successful global marketing companies.

     In July 1997, the Compensation Committee set base salaries for the Chief Executive Officer and the top four executive officers for fiscal year 1998, based upon competitive pay information accumulated by the Company's Human Resources Department and upon a review of the Company's results of operations for the 1997 fiscal year. The competitive pay information was derived in part from data furnished by outside compensation consulting firms which surveyed the compensation practices of companies (1) in the electrical and electronics industry and (2) companies similar in size to the Company. Although this survey group is different from the group used by the Company for comparing stock performance (see "Stock Price Performance Graph"), the Compensation Committee believes that the survey group offers more reliable information for compensation practices. In setting compensation for individual executive officers, the Company and the Compensation Committee sought to establish base salaries at the 50th-75th percentile of base salaries for the survey group companies, consistent with the Company's competitive pay goals. The salary changes for fiscal year 1998 reflected changes in the survey group compensation practices, but also responded to the significant improvement in performance in fiscal year 1997 at every level of the Company, both in sales and earnings, and on the achievement of individual performance objectives.

     BONUS AWARD PLAN. Cash bonus awards are typically set following the end of each fiscal year and are based entirely upon performance. Performance is measured in three ways. First, annual bonus awards focus on current fiscal year financial and operational performance. Award levels for the executive officers vary and are based on corporate or group earnings and attainment of financial objectives. Second, and most importantly, annual bonus awards are based upon the attainment of personal performance objectives established by the individual officer and approved by management. Individual performance objectives vary from officer to officer and include financial objectives for appropriate business units (such as earnings, asset management and sales growth), other business objectives (such as timely introduction of new products and the communication of new technologies and processes among business units) and personal development objectives (such as attention to personal and professional development and effective interaction with other business units). Similarly, these individual performance objectives are incorporated annually into the Company's business plan developed by management and approved by the Board of Directors. Finally, the bonus award program also contemplates discretionary rewards for exemplary individual performance in the form of a discretionary bonus which is recommended by the Chief Executive Officer and approved by the Compensation Committee.

     Consistent with past practice, bonus awards for the Company's top officers were set by the Compensation Committee in August 1998 based on fiscal year 1998 performance. Bonus awards for the 1998 fiscal year for Messrs. Girod and Meredith were awarded based upon the achievement of individual performance objectives, and Mr. Stapleton's bonus award was based upon the extraordinary performance of the OEM Group. Mr. Hart did not receive a bonus award for fiscal year 1998 because certain financial targets for the Professional Group were not met.

EQUITY BASED COMPENSATION

     The Company's stock option program reinforces the Company's long term commitment to increasing shareholder value by aligning executive officers' long-term interests with those of the shareholders. Executive officers and key employees of the Company are eligible to participate in the Company's stock option plans. The amount of stock options awarded to executive officers is determined based upon a discretionary recommendation made by the Chief Executive Officer and approved by the Compensation Committee. The Chief Executive Officer usually bases the amount of awards upon his assessment of officer performance and the need for the future long-term incentive that is offered by stock options. The Compensation Committee approved the Chief Executive Officer's recommendations for the 1998 fiscal year and granted options to purchase 40,000, 40,000, 15,000 and 10,000 shares of Common Stock to each of Messrs. Girod, Stapleton, Hart and Meredith, respectively, at an exercise price of $41.4375 per share, the fair market value of the Common Stock on July 22, 1997 (the date of the grant of the options).

     Although not awarded in the 1998 fiscal year, in August 1998 the Compensation Committee authorized the grant of performance-based options to each of three top executive officers based upon the recommendation of the Chief Executive Officer. Options to purchase 120,000, 100,000 and 80,000 shares were authorized for Messrs. Girod, Stapleton and Meredith, respectively. These options would vest upon achievement of certain performance targets defined by reference to the 30-day average closing price of the Company's Common Stock. One-third of these options would vest when each of the following three target prices are achieved: $55 per share, $65 per share and $75 per share. In light of Dr. Harman's stepping down as Chief Executive Officer in November, Mr. Girod's succession as Chief Executive Officer, Mr. Stapleton's succession as Chief Operating Officer and the importance to the Company of retaining Mr. Meredith as Chief Financial Officer, the Compensation Committee believes that such performance-based, equity incentive compensation for these key officers is in the best interest of the Company and its shareholders and achieves a greater alignment of key management with the interests of shareholders.

FISCAL 1998 COMPENSATION FOR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     SALARY. In July 1997, after reviewing the Company's performance during the 1997 fiscal year, the Compensation Committee awarded Dr. Harman a pay increase of $50,000 or 9.4% of his July 1996 salary, effective July 1, 1997. This increase, while consistent with the competitive pay information developed from the survey group discussed above, was based in large part upon the positive results of the Company during the 1997 fiscal year in sales, earnings and shareholder value which the Compensation Committee attributes largely to the leadership provided by Dr. Harman. In fiscal 1997, the Company had net income of $54.8 million (compared to $52.0 million in fiscal 1996) on sales of $1.474 billion (compared to sales of $1.362 billion in fiscal 1996).

     PERFORMANCE BASED COMPENSATION. In July 1997 the Board of Directors adopted the Chief Executive Officer Incentive Plan (the "1997 CEO Plan") in order to provide "performance-based" bonus compensation to the Company's Chief Executive Officer. The 1997 CEO Plan was subsequently approved by the stockholders at the 1997 Annual Meeting. Under the 1997 CEO Plan, which became effective for the 1998 fiscal year, an annual cash bonus will be paid to the Company's Chief Executive Officer only if a targeted return on shareholder equity goal ("Return on Shareholder Equity Goal") has been met for the year. The 1997 CEO Plan was adopted to preserve the deductibility for the Company of cash compensation paid to

Dr. Harman in excess of $1 million, consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     According to the terms of the 1997 CEO Plan, at the beginning of each fiscal year, the Compensation Committee must establish (a) the Return on Shareholder Equity Goal for the year and (b) the maximum cash award (the "Award Amount") payable to the Company's Chief Executive Officer if the goal is met for the year. At the end of the year, the Committee must certify whether the Return on Shareholder Equity Goal has been met for the year. If the goal has been met, the Compensation Committee retains the discretion to reduce the Award Amount for the year based upon subjective factors. The Compensation Committee, however, does not have the discretion to increase the Award Amount, and under no circumstances can the Award Amount for a given year exceed $1 million.

     It is intended that the Award Amount paid to the Chief Executive Officer under the 1997 CEO Plan will constitute "performance-based" compensation as defined in Section 162(m) of the Code. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's top executives, but does not take into account performance-based compensation in determining whether the $1 million threshold has been exceeded.

     Pursuant to the 1997 CEO Plan, in July 1997 the Compensation Committee established a Return on Shareholder Equity Goal for fiscal 1998 of 10% and an Award Amount of up to $1 million. Under the leadership provided by Dr. Harman, the Company's return on average shareholder equity for fiscal 1998 was 10.3%. In addition, the Company's performance in fiscal year 1998 was solid in light of the challenges presented by the economic strife in Asia. Although both the Professional Group and Consumer Group were adversely affected by the situation in Asia, the OEM Group had an excellent year. In addition, in fiscal year 1998 under Dr. Harman's leadership, the Company issued $150 million of investment grade bonds, completed two strategic acquisitions -- Oxford International Ltd. and Audio Electronic Systems, formerly a division of Nokia -- and completed the disposition on favorable terms of certain distribution companies that required significant working capital. As a result, the Compensation Committee awarded Dr. Harman a cash bonus of $375,000 for the 1998 fiscal year, representing the same amount as the bonus awarded to Dr. Harman in fiscal year 1997.

STATUS OF REPORT

     The foregoing report on 1998 Executive Compensation was provided by the Compensation Committee and shall not be deemed to be "soliciting material," or to be "filed" with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934, as amended.

                                          Shirley Mount Hufstedler
                                          Stanley A. Weiss

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Common Stock, the S&P Composite-500 Stock Index and a peer company index (based on the Company's Standard Industrial Code) for the five-year period ending June 30, 1998. This stock price performance graph assumes that the value of the investment in the Common Stock and each index was $100 on July 1, 1993. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                          Harman
                                    International Inds     S&P 500 Index        Peer Group
1993                                      100.00              100.00              100.00
1994                                      119.65              101.41              148.61
1995                                      193.85              127.84              116.01
1996                                      248.66              161.08              158.47
1997                                      213.63              216.98              202.93
1998                                      196.10              282.42              191.86

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three fiscal years ended June 30, 1998:

                                                    ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                                    -------------------       --------------------------
                                                                              OPTIONS
                                           FISCAL                             GRANTED       ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS         (SHARES)   COMPENSATION(1)
-----------------------------------------  ------   --------   --------       --------   ---------------
Sidney Harman                               1998    $850,000   $375,000(2)         --        $11,500
  Chairman of the Board and Chief           1997     800,000    375,000(2)     52,500         11,250
  Executive Officer                         1996     750,000    750,000(2)     52,500         11,250

Bernard A. Girod                            1998     500,000    275,000        40,000         11,500
  President, Chief Operating Officer        1997     450,000    275,000        30,000         11,250
  and Secretary                             1996     400,000    350,000            --         11,250

Gregory P. Stapleton                        1998     400,000    350,000        40,000         12,300
  President -- OEM Group                    1997     350,000    250,000        30,000         11,177
                                            1996     310,000    275,000            --         12,843

Frank Meredith                              1998     300,000    150,000        10,000         11,500
  Vice President -- Finance and             1997     239,583    100,000         7,500          8,700
  Administration and Chief                  1996     187,500    125,000            --          6,750
  Financial Officer

Philip Hart(3)                              1998     329,344         --        15,000         32,934
  President -- Professional Group           1997     306,922         --        15,000         30,692
                                            1996     263,109    159,856            --         26,311

------------
(1) The amounts in All Other Long Term Compensation for Dr. Harman, Messrs. Girod, Stapleton and Meredith represent Company contributions into the Company's Retirement Savings Plan. For Mr. Hart, the amounts shown represent Company contributions to his Personal Pension Scheme, a defined contribution plan established for Mr. Hart under the laws of the United Kingdom.

(2) Paid pursuant to the Company's Chief Executive Officer Incentive Plan.

(3) Mr. Hart's salary compensation and contributions to his Personal Pension Scheme (see footnote 1) have been converted from British Pounds to U.S. Dollars using average $/pound sterling exchange rates for the periods covering the 1998, 1997 and 1996 fiscal years of 1.6467, 1.6154 and 1.5477, respectively. Mr. Hart's bonus compensation for 1996 was converted from British Pounds to U.S. Dollars using the $/pound sterling exchange rate of 1.5520, the exchange rate as of June 30, 1996.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Company's 1992 Plan to the named executive officers during the year ended June 30, 1998.

                                                     INDIVIDUAL GRANTS
                              ---------------------------------------------------------------
                                            PERCENT OF
                                           TOTAL OPTIONS
                              NUMBER OF     GRANTED TO                                           GRANT DATE
                               OPTIONS     EMPLOYEES IN     EXERCISE PRICE                        PRESENT
            NAME               GRANTED      FISCAL YEAR       ($/SHARE)       EXPIRATION DATE     VALUE(2)
            ----              ---------    -------------    --------------    ---------------    ----------
Sidney Harman...............       --            --                 --                    --            --
Bernard A. Girod............   40,000(1)       24.1%           $41.375        July 22, 2007       $643,601
Gregory P. Stapleton........   40,000(1)       24.1%            41.375        July 22, 2007        643,601
Frank Meredith..............   10,000(1)        6.0%            41.375        July 22, 2007        160,900
Philip Hart.................   15,000(1)        9.0%            41.375        July 22, 2007        241,350

---------------
(1) Represents stock options granted on July 22, 1997 under the 1992 Plan. The exercise price of the option is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of 20% annually, commencing one year from the date of grant.

(2) Based on the Black-Scholes option price model, which requires assumptions to be made about the future movement of the stock price. The Company used the following assumptions to estimate the Grant Date Present Value: an estimated dividend yield of $0.20 per share, an estimated risk-free interest rate of 5.180%, an estimated volatility of 34%, and an option term of 2.3 years, which is the estimated period from time of vesting until exercise of the options. There is no assurance that the actual value realized by an executive officer will equal the amount estimated based upon the Black-Scholes option pricing model.

STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     For each of the named executive officers, the following table shows information about stock options exercised during fiscal 1998 and the value of unexercised options as of June 30, 1998.

                                 NUMBER
                                   OF                                                  VALUE OF UNEXERCISED
                                 SHARES                  NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                ACQUIRED              OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                   ON       VALUE     ---------------------------   ---------------------------
             NAME               EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               --------   --------   -----------   -------------   -----------   -------------
Sidney Harman.................   24,150    $791,912     567,000         5,250       $6,199,050      $ 98,375
Bernard A. Girod..............    9,300     111,013      10,350        77,650           21,500       102,025
Gregory P. Stapleton..........    2,250      73,098      15,300        73,450           66,639        69,450
Frank Meredith................    1,200      33,061       4,770        18,730           15,149        20,405
Philip Hart...................    9,975     294,727      26,415        35,610          315,690        53,710

DEFERRED COMPENSATION PLAN

     The Company maintains a Deferred Compensation Plan (the "Plan") to provide supplemental retirement income benefits for a select group of management and highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company and its subsidiaries through deferrals of a portion of their salary and bonus on a pre-tax basis. The Plan was amended and restated as of June 1, 1997 to expand the select group of people eligible for participation in the Plan, to enhance certain features of the Plan to make it more flexible and to allow the Company to make discretionary contributions to selected accounts within the Plan. Pursuant to the provisions of the Plan, executives designated by the Plan's administrative committee, the members of which are appointed by the Board of Directors, are eligible to participate in the Plan. Participants may elect to defer up to 100% of their base salary and bonus. The minimum annual deferral is $3,000 of base salary and $2,500 of bonus. Amounts deferred are credited to a Deferral Account, and participants specify that portions of their account be deemed invested in selected benchmark funds. The Company credits earnings to Deferral Accounts by reference to the rate of return on such funds. Amounts credited to Deferral Accounts are always 100% vested, subject to a 10% penalty imposed on an unscheduled "in service" withdrawal. After termination of employment, participants receive the balance of their Deferral Accounts in the form of a lump sum or annual installments of up to 15 years, as elected by the participants. The Plan provides for discretionary Company contributions, but no such contributions are currently contemplated. Such contributions would be subject to a separate vesting schedule.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company maintains a Supplemental Executive Retirement Plan (the "Supplemental Plan") that provides supplemental benefits to certain key executive officers designated by the Board of Directors. Currently, Dr. Harman, Messrs. Girod, Stapleton, Meredith and other officers of the Company and certain subsidiaries have been designated as eligible under the Supplemental Plan. The Supplemental Plan provides for retirement benefits based on the average cash compensation (including bonuses) paid to such executive during the five years prior to retirement at age sixty-five. Executive officers that participate in the Supplemental Plan and retire at age sixty-five receive a benefit equal to two percent of such average cash compensation for each year of service up to a maximum benefit of thirty percent of such average cash compensation after fifteen years of service. Benefits are generally in the form of a life annuity which are payable monthly for a period of at least ten years, although the Supplemental Plan permits the Board of Directors to allow payment of the retirement benefit at a retirement date later than age sixty-five and in a form other than a life annuity payable monthly. Benefits under the Supplemental Plan are funded pursuant to specifically allocable insurance contracts, except in the case of Dr. Harman for whom such benefits are a direct obligation of the Company.

     The following table sets forth the annual retirement benefits that would be received under the Supplemental Plan at various compensation levels after the specified years of service:

                                YEARS OF SERVICE
               ---------------------------------------------------
REMUNERATION      3         6          9          12         15
------------   -------   --------   --------   --------   --------
 $300,000      $18,000   $ 36,000   $ 54,000   $ 72,000   $ 90,000
  400,000       24,000     48,000     72,000     96,000    120,000
  500,000       30,000     60,000     90,000    120,000    150,000
  600,000       36,000     72,000    108,000    144,000    180,000
  700,000       42,000     84,000    126,000    168,000    210,000
  800,000       48,000     96,000    144,000    192,000    240,000
  900,000       54,000    108,000    162,000    216,000    270,000
1,000,000       60,000    120,000    180,000    240,000    300,000
1,100,000       66,000    132,000    198,000    264,000    330,000
1,200,000       72,000    144,000    216,000    288,000    360,000
1,300,000       78,000    156,000    234,000    312,000    390,000
1,400,000       84,000    168,000    252,000    336,000    420,000
1,500,000       90,000    180,000    270,000    360,000    450,000

     Dr. Harman is the only executive officer who has reached age sixty-five and has fully vested retirement benefits under the Supplemental Plan.

     The Supplemental Plan also entitles each participating officer to an additional annual benefit, payable on the participating officer's normal retirement date (age sixty-five), equal to thirty percent of the average cash compensation paid to such officer during the preceding five-year period if such officer terminates employment within three years of a Change in Control (as defined in the Supplemental Plan). Further, in the event of a Change in Control, a participating officer will become one hundred percent vested in Supplemental Plan retirement benefits if, within three years after such Change in Control, the Supplemental Plan is terminated, such officer's designation as a participating officer is revoked or any participating officer's accrued or projected benefits are eliminated or substantially reduced. The Supplemental Plan also indemnifies participants for legal fees and expenses incurred to enforce the Supplemental Plan following a Change in Control.

     The Supplemental Plan provides for a pre-retirement death benefit for participating executive officers. The amount of this benefit is equal to twice the highest annual cash compensation, excluding bonuses, paid to the participating executive officer during his employment with the Company. Dr. Harman is not entitled to pre-retirement death benefits under the Supplemental Plan.

     Finally, the Supplemental Plan provides for termination benefits for each participating officer who retires or terminates employment (whether voluntarily or involuntarily) subsequent to age fifty-five, but prior to age sixty-five with at least fifteen years of service. After fifteen years of service, a participating officer is entitled to termination benefits equal to fifteen percent of the average cash compensation (including bonuses) paid to such officer during the five years prior to the termination of such officer's employment. That percentage increases three percent for each additional year of service, with a maximum benefit equal to thirty percent of such compensation after twenty years of service.

     The following table sets forth the annual termination benefits that would be received under the Supplemental Plan at various compensation levels after the specified years of service:

                                      YEARS OF SERVICE
               ---------------------------------------------------------------
REMUNERATION      15         16         17         18         19         20
------------   --------   --------   --------   --------   --------   --------
 $  300,000    $ 45,000   $ 54,000   $ 63,000   $ 72,000   $ 81,000   $ 90,000
    400,000      60,000     72,000     84,000     96,000    108,000    120,000
    500,000      75,000     90,000    105,000    120,000    135,000    150,000
    600,000      90,000    108,000    126,000    144,000    162,000    180,000
    700,000     105,000    126,000    147,000    168,000    189,000    210,000
    800,000     120,000    144,000    168,000    192,000    216,000    240,000
    900,000     135,000    162,000    189,000    216,000    243,000    270,000
  1,000,000     150,000    180,000    210,000    240,000    270,000    300,000
  1,100,000     165,000    198,000    231,000    264,000    297,000    330,000
  1,200,000     180,000    216,000    252,000    288,000    324,000    360,000
  1,300,000     195,000    234,000    273,000    312,000    351,000    390,000
  1,400,000     210,000    252,000    294,000    336,000    378,000    420,000
  1,500,000     225,000    270,000    315,000    360,000    405,000    450,000

     Dr. Harman is the only named executive officer with fifteen years of service and fully vested termination benefits under the Supplemental Plan. Messrs. Girod, Stapleton and Meredith have eleven years, ten years and thirteen years, respectively, of service with the Company. On July 24, 1996, the Compensation Committee modified the above Supplemental Plan termination benefits for Messrs. Girod and Stapleton as follows. Each were granted vested termination benefits equal to ten percent of their respective average cash compensation (including bonuses) for the five years prior to a termination of their employment. That percentage increases two percent per year from July 24, 1996 until the maximum benefit of thirty percent of such compensation is reached. All benefits payable under the Supplemental Plan are subject to deductions for Social Security and Federal, state and local taxes.

EMPLOYMENT AGREEMENTS

     Mr. Bernard Girod serves as the President and Chief Operating Officer of the Company pursuant to an employment agreement effective as of November 25, 1996. Pursuant to the terms of the employment agreement, Mr. Girod is entitled to receive a minimum guaranteed salary of $450,000 per year and to have rights under the Company's stock option plans, normal benefit plans and the Supplemental Plan described above, all of which continue to exist, accrue and vest through December 31, 1999, except in the case of termination of Mr. Girod's employment by the Company for cause.

CERTAIN FAMILY RELATIONSHIPS

     Thomas Jacoby, an executive officer of the Company, is the son-in-law of Dr. Sidney Harman, Chairman and Chief Executive Officer of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Commission. Directors, executive officers, and greater than ten percent beneficial owners are required by the Commission to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during the 1998 fiscal year, except that Mr. Jacoby inadvertently filed a late statement of changes in beneficial ownership on Form 4 relating to shares of Common Stock beneficially owned by Mr. Jacoby's wife.

                              INDEPENDENT AUDITOR

     KPMG Peat Marwick LLP served as the independent auditor of the Company for the fiscal year ended June 30, 1998 and has been selected by the Board of Directors to serve as the Company's independent auditor for the year ending June 30, 1999. Representatives of the firm of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholders who wish to submit a proposal for consideration at the 1999 Annual Meeting should submit the proposal in writing to the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004. Proposals must be received by the Company no later than May 18, 1999 for inclusion in next year's proxy materials.

                                 OTHER MATTERS

     The Company will bear the cost of preparing and mailing the Proxy Statement, form of proxy and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or facsimile.

     The Board of Directors does not intend to present and knows of no others who intend to present at the Meeting any matter of business other than those matters set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                         /s/ Bernard A. Girod
                                          Bernard A. Girod
                                          President, Chief Operating Officer
                                            and Secretary
Washington, D.C.
September 15, 1998

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1998, AS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST TO SANDRA ROBINSON, VICE PRESIDENT, HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, 1101 PENNSYLVANIA AVENUE, N.W., SUITE 1010, WASHINGTON, D.C. 20004.

                                                          Please mark      [X]
                                                      your votes in this
                                                            manner

The Board of Directors recommends a vote FOR the election of the Directors set forth below.

   Election of Bernard A. Girod and      (Instruction:   To withhold authority
   Ann McLaughlin as Directors.                          to vote for any
                                                         individual nominee
FOR both           WITHHOLD vote                         strike a line through
nominees           for both nominees                     the nominee's name.)
[ ]                [ ]


                          Please date and sign exactly as the name appears herein and return this proxy in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be used and the signature should be that of a duly authorized officer or partner.

                          Dated:                                       , 1998
                                ---------------------------------------

                          ---------------------------------------------------
                                              Signature
                          ---------------------------------------------------
                                    Signature (if held jointly)

     "PLEASE MARK INSIDE BOXES        USING BLUE OR BLACK INK, PLEASE MARK,
 SO THAT DATA PROCESSING EQUIPMENT    SIGN, AND PROMPTLY RETURN THIS PROXY CARD
      WILL RECORD YOUR VOTES"         IN THE ENVELOPE PROVIDED

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                  HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

                      YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                  HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
               ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 10, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Frank Meredith and Sandra B. Robinson and each of them as Proxies and authorizes them to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 10, 1998 and at any adjournment thereof, as designated for the election of the Directors set forth on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated September 15, 1998.

      IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF OR, IF NOT SPECIFIED, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. AT THIS TIME, MANAGEMENT KNOWS OF NO SUCH OTHER BUSINESS.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE